EXHIBIT 10.20

DESCRIPTION OF 2006 SALARY RATE FOR

MR. MARK MEDFORD

(PROMOTED TO EXECUTIVE OFFICER STATUS 7/18/06)

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Effective July 18, 2006, the Compensation Committee of the registrant’s Board of Directors determined to adjust Mr. Medford’s salary in recognition of his promotion to a rate of $600,000 per year.